UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B), (C)
          AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2
                               (AMENDMENT NO. 3)*

                            Sterling Chemicals, Inc.
                               (NAME OF ISSUER)

                          Common Stock $0.01 par value
                         (TITLE OF CLASS OF SECURITIES)

                                   859166100
                                 (CUSIP NUMBER)

                               December 31, 2008
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [    ] Rule 13d-1(b)
                              [ X  ] Rule 13d-1(c)
                              [    ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 85916600             13G                     PAGE 1 OF  6  PAGES

1.    NAME OF REPORTING PERSONS
            Avenue Capital Management II, L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [      ]
            (b)  [  X   ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.     SOLE VOTING POWER

      None

6.    SHARED VOTING POWER

      428,471

7.    SOLE DISPOSITIVE POWER

      None.

8.    SHARED DISPOSITIVE POWER

      428,471

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      428,471

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.2%

12.   TYPE OF REPORTING PERSON

      IA

CUSIP NO. 85916600             13G                     PAGE 2 OF  6  PAGES

1.    NAME OF REPORTING PERSONS
            Avenue Capital Management II GenPar, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [      ]
            (b)  [  X   ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER

      None

6.     SHARED VOTING POWER

      428,471

7.    SOLE DISPOSITIVE POWER

      None.


8.    SHARED DISPOSITIVE POWER

      428,471

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      428,471

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.2%

12.   TYPE OF REPORTING PERSON

      OO

CUSIP NO. 85916600             13G                     PAGE 3 OF  6  PAGES

1.    NAME OF REPORTING PERSONS
            Marc Lasry

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [      ]
            (b)  [  X   ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER

      None

6.    SHARED VOTING POWER

      428,471

7.    SOLE DISPOSITIVE POWER

      None.


8.    SHARED DISPOSITIVE POWER

      428,471

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      428,471


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.2%

12.   TYPE OF REPORTING PERSON

      HC/IN

CUSIP NO. 85916600             13G                     PAGE 4 OF  6  PAGES

1.    NAME OF REPORTING PERSONS
            Avenue Special Situations Fund V, L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [      ]
            (b)  [  X   ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER

      None

6.    SHARED VOTING POWER

      216,618

7.    SOLE DISPOSITIVE POWER

      None.


8.    SHARED DISPOSITIVE POWER

      216,618

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      216,618

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.7%

   12.   TYPE OF REPORTING PERSON

      PN

CUSIP NO. 85916600             13G                     PAGE 5 OF  6  PAGES

1.    NAME OF REPORTING PERSONS
            Avenue Capital Partners V, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [      ]
            (b)  [  X   ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER

      None

6.    SHARED VOTING POWER

      216,618

7.    SOLE DISPOSITIVE POWER

      None.


8.    SHARED DISPOSITIVE POWER

      216,618

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      216,618


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.7%

12.   TYPE OF REPORTING PERSON

      OO

CUSIP NO. 85916600             13G                     PAGE 6 OF  6  PAGES

1.    NAME OF REPORTING PERSONS
            GL Partners V, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [      ]
            (b)  [  X   ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER

      None

6.    SHARED VOTING POWER

      216,618

7.    SOLE DISPOSITIVE POWER

      None.


8.    SHARED DISPOSITIVE POWER

      216,618

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      216,618

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
      [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.7%

12.   TYPE OF REPORTING PERSON

      OO

ITEM 1.

(A)   NAME OF ISSUER:   Sterling Chemicals, Inc.

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      333 Clay Street, Suite 3600
      Houston, Texas 77002-4109

ITEM 2.

(A)   NAMES OF PERSONS FILING:  See Cover Pages, Item 1.

(B)   ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      c/o Avenue Capital Management II, L.P.
      535 Madison Avenue, 15th Floor
      New York, NY 10022

(C)   CITIZENSHIP:  See Cover Pages, Item 4

(D)   TITLE OF CLASS OF SECURITIES:   Common Stock, par value $0.01.

(E)   CUSIP NO.:   859166100

ITEM 3. STATEMENT FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C):

Not applicable

ITEM 4. OWNERSHIP

See Cover Pages, Items 5 through 11.

The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons (as defined below) are based upon 2,828,460 shares of Common Stock outstanding as of October 31, 2008, as reported by the Issuer in its Quarterly Report on Form 10-Q filed on November 12, 2008.

Collectively, the securities reported in this Schedule 13G are held by Avenue Investments, L.P., a Delaware limited partnership, Avenue Special Situations Fund V, L.P., a Delaware limited partnership, Avenue Special Situations Fund IV, L.P., a Delaware limited partnership, Avenue Special Situations Fund II, L.P., a Delaware limited partnership, Avenue-CDP Global Opportunities Fund, L.P. a Cayman Islands exempted limited partnership, and Avenue International Master, L.P., a Cayman Islands exempted limited partnership (collectively, the "Avenue Entities"). Avenue Special Situations Fund V, L.P. is the only one of the Avenue Entities that holds more than 5% of the Common Stock. Avenue Capital Partners V, LLC is the General Partner of Avenue Special Situations Fund V, L.P. GL Partners V, LLC is the Managing Member of Avenue Capital Partners V, LLC and Marc Lasry is the Managing Member of GL Partners V, LLC. Avenue Capital Management II, L.P. is an investment adviser to each of the Avenue Entities. Avenue Capital Management II GenPar, LLC is the General Partner of Avenue Capital Management II, L.P. and Marc Lasry is the Managing Member of Avenue Capital Management II GenPar, LLC. Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC, Avenue Special Situations Fund V, L.P. and Marc Lasry are collectively referred to as the "Reporting Persons" in this
Schedule 13G.

ITEM 5. OWNERSHIP OF FIVE PERCENT (5%) OR LESS OF A CLASS.

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT (5%) ON BEHALF OF ANOTHER PERSON.

The Avenue Entities have the right to receive dividends in connection with their ownership of, and the proceeds of the sale of, the subject securities of Issuer as owned by such entities. None of the Avenue Entities beneficially owns more than five percent (5%) of the class except Avenue Special Situations Fund V, L.P.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Collectively, the securities reported in this Schedule 13G are held by Avenue Investments, L.P., a Delaware limited partnership, Avenue Special Situations Fund V, L.P., a Delaware limited partnership, Avenue Special Situations Fund IV, L.P., a Delaware limited partnership, Avenue Special Situations Fund II, L.P., a Delaware limited partnership, Avenue-CDP Global Opportunities Fund, L.P. a Cayman Islands exempted limited partnership, and Avenue International Master, L.P., a Cayman Islands exempted limited partnership (collectively, the "Avenue Entities"). Avenue Capital Partners V, LLC is the General Partner of Avenue Special Situations Fund V, L.P. GL Partners V, LLC is the Managing Member of Avenue Capital Partners V, LLC and Marc Lasry is the Managing Member of GL Partners V, LLC. Avenue Capital Management II, L.P. is an investment adviser to each of the Avenue Entities. Avenue Capital Management II GenPar, LLC is the General Partner of Avenue Capital Management II, L.P. and Marc Lasry is the Managing Member of Avenue Capital Management II GenPar, LLC.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATIONS.

By signing below, each of the undersigned certifies that, to the best of his or its individual knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.


Dated: February 12, 2009


                                           AVENUE CAPITAL MANAGEMENT II, L.P.


                                           By:   Avenue Capital Management II
                                                 GenPar, LLC, its General
                                                 Partner


                                                 /s/Marc Lasry
                                           By:   Marc Lasry
                                           Its:  Managing Member



                                           AVENUE CAPITAL MANAGEMENT II GENPAR,
                                           LLC


                                                 /s/Marc Lasry
                                           By:   Marc Lasry
                                           Its:  Managing Member





                                                       /s/Marc Lasry
                                           Name:       Marc Lasry
                                           Capacity:   Individually



                                           AVENUE SPECIAL SITUATIONS FUND V,
                                           L.P.

                                           By:   Avenue Capital Partners V, LLC,
                                                 its General Partner

                                           By:   GL Partners V, LLC,
                                                 its Managing Member


                                                 /s/Marc Lasry
                                           By:   Marc Lasry
                                           Its:  Managing Member

                                           AVENUE CAPITAL PARTNERS V, LLC

                                           By:   GL Partners V, LLC,
                                                 its Managing Member


                                                 /s/Marc Lasry
                                           By:   Marc Lasry
                                           Its:  Managing Member




                                           GL PARTNERS V, LLC


                                                 /s/Marc Lasry
                                           By:   Marc Lasry
                                           Its:  Managing Member

                               INDEX TO EXHIBITS




EXHIBIT A    Agreement of Reporting Persons

                                   EXHIBIT A

                         AGREEMENT OF REPORTING PERSONS

Avenue Capital Management II, L.P., a Delaware limited partnership, Avenue Capital Management II GenPar, LLC, a Delaware limited liability company, Avenue Special Situations Fund V, L.P., a Delaware limited partnership, Avenue Capital Partners V, LLC, a Delaware limited liability company, GL Partners V, LLC, a Delaware limited liability company and Marc Lasry, an individual, hereby agree to file jointly the statement on Schedule 13G/A to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G/A, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  February 12, 2009


                                          AVENUE CAPITAL MANAGEMENT II, L.P.


                                          By:   Avenue Capital Management II
                                                GenPar, LLC, its General
                                                Partner


                                                /s/Marc Lasry
                                          By:   Marc Lasry
                                          Its:  Managing Member



                                          AVENUE CAPITAL MANAGEMENT II GENPAR,
                                          LLC


                                                /s/Marc Lasry
                                          By:   Marc Lasry
                                          Its:  Managing Member





                                                      /s/Marc Lasry
                                          Name:       Marc Lasry
                                          Capacity:   Individually

                                          AVENUE SPECIAL SITUATIONS FUND V, L.P.

                                          By:   Avenue Capital Partners V, LLC,
                                                its General Partner

                                          By:   GL Partners V, LLC,
                                                its Managing Member



                                                /s/Marc Lasry
                                          By:   Marc Lasry
                                          Its:  Managing Member



                                          AVENUE CAPITAL PARTNERS V, LLC

                                          By:   GL Partners V, LLC,
                                                its Managing Member


                                                /s/Marc Lasry
                                          By:   Marc Lasry
                                          Its:  Managing Member




                                          GL PARTNERS V, LLC


                                                /s/Marc Lasry
                                          By:   Marc Lasry
                                          Its:  Managing Member